EXHIBIT 99.1

Kohlberg Capital Corporation Announces 2008 Financial Results

NEW YORK, March 16, 2009 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) announced its 2008 financial results.

Financial Highlights

 * Net investment income for 2008 was $30.7 million, or $1.51 per share.

 * Net realized losses of approximately $575,000 for 2008, or $0.03 per share.

 * During the year, declared dividends of $1.44 per share.

 * Net change in unrealized loss on investments of $39.7 million, or $1.96 per share.

 * At December 31, 2008, investment value totaled $514.2 million.

 * Net asset value per share of $11.68 as of December 31, 2008 as compared to $14.38 as of December 31, 2007.

"The fourth quarter was challenging in many respects; nonetheless, our investment portfolio continued to produce steady cash flows and credit quality continued to be relatively strong," said Dayl Pearson, president and chief executive officer. "We reduced our fourth quarter dividend to $0.27 per share partly due to a general concern about the future credit and economic environment in 2009. We have continued our policy of only distributing up to our net investment income which was $0.32 per share; well above the amount distributed."

Operating Results

For the year ended December 31, 2008, Kohlberg Capital Corporation (the "Company") reported total investment income of $49.2 million compared to $38.5 million in the year ago period. Investment income from debt securities increased approximately $3.8 million, from $29.6 million in 2007 to $33.4 million in 2008. Investment income from CLO fund securities increased approximately $5.5 million, from $7.1 million in 2007 to $12.6 million in 2008 reflecting the growth in the CLO fund securities from investments in the Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd. investments managed by our wholly-owned asset manager, Katonah Debt Advisors, LLC ("Katonah Debt Advisors").

Expenses for 2008 totaled approximately $18.5 million as compared to $15.7 million in 2007; most of the increase in expenses was due to a $3.7 million increase in interest expense as a result of higher outstanding borrowings during the year. Realized losses in 2008 were approximately $575,000 as compared to realized gains of approximately $266,000 in 2007. Net investment income for the year was $30.7 million, or $1.51 per share, compared to $22.8 million, or $1.27 per share in 2007.

Net change in unrealized loss for the year ended December 31, 2008 totaled approximately $39.7 million reflecting approximately $27.5 million in decreased fair value of the Company's middle market corporate loan and equity securities, an approximate $4.7 million decrease in net value of CLO fund securities, and a $7.5 million decrease in the market value of the Company's investment in its wholly-owned asset management company, Katonah Debt Advisors. The fair value of securities continued to be negatively impacted by credit market conditions.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $514.2 million as of December 31, 2008. The following table shows the composition of the Company's portfolio by security type at December 31, 2008 as compared to the prior year ended December 31, 2007:

                                             December 31, 2008
                                      --------------------------------
 Security Type                            Cost       Fair Value   %(1)
                                      ------------  ------------  ----
 Time Deposits                        $ 12,185,997  $ 12,185,997     2%
 Money Market Account                           10            10    --
 Senior Secured Loan                   235,123,695   218,342,528    42
 Junior Secured Loan                   143,370,524   126,498,918    25
 Mezzanine Investment                   37,097,183    32,557,165     6
 Senior Subordinated Bond                3,008,197     2,287,500     1
 Senior Unsecured Bond                   5,259,487     4,800,000     1
 CLO Fund Securities                    66,376,595    56,635,236    11
 Equity Securities                       5,256,660     4,389,831     1
 Affiliate Asset Managers               38,948,271    56,528,088    11
                                      ------------  ------------  ----
 Total                                $546,626,619  $514,225,273   100%
                                      ============  ============  ====

                                             December 31, 2007
                                      --------------------------------
 Security Type                            Cost       Fair Value   %(1)
                                      ------------  ------------  ----
 Time Deposits                        $ 15,674,489  $ 15,674,489     3%
 Money Market Account                       20,766        20,766    --
 Senior Secured Loan                   265,390,844   260,138,674    50
 Junior Secured Loan                   120,620,715   113,259,293    22
 Mezzanine Investment                   32,418,975    33,066,115     6
 Senior Subordinated Bond                3,009,230     2,490,000     1
 Senior Unsecured Bond                   2,000,000     2,000,000    --
 CLO Fund Securities                    36,061,264    31,020,000     6
 Equity Securities                       5,043,950     4,752,250     1
 Affiliate Asset Managers               33,469,995    58,585,360    11
                                      ------------  ------------  ----
 Total                                $513,710,228  $521,006,947   100%
                                      ============  ============  ====

 -----------------------------------
 (1) Represents percentage of total portfolio at fair value.

The Company's loan, bond and equity portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below), as of December 31, 2008 totaled $388.9 million at fair value of which 89% are secured loans. The cost of such investments was $429.1 million, representing a fair value discount to cost of 9.4% or approximately $1.88 per outstanding share. As of December 31, 2008, the company had no exposure to mortgage securities, consumer borrowings or related asset backed securities. The weighted average yield on the company's loan and bond portfolio at December 31, 2008 was approximately 7.0%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 75% of the total investment portfolio, was well-varied across 26 different industries and 93 different entities with an average balance per entity of approximately $4.1 million. As of December 31, 2008, all but two issuers or approximately 0.2% of total investments at fair value were current on their debt service obligations, which is unchanged from mid-year.

Investment in CLO Fund Securities

As of December 31, 2008, the company's investment at fair value in CLO Fund securities was approximately $56.6 million. The underlying assets in each of the CLO Funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. As of December 31, 2008 all of the CLO Funds in which the company held investments were not in default and continue to make cash distributions to all debt classes of investors holding their securities. For the twelve months ended December 31, 2008, the seasoned CLO Fund securities generated an approximate annualized 29% cash return on investment and an approximate annualized 37% cash return on the current fair value of such CLO Fund securities.

Investment in Asset Manager Affiliate

At December 31, 2008, the company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $56.5 million. Katonah Debt Advisors' assets under management at December 31, 2008 totaled approximately $2.1 billion, which did not change significantly from that at December 31, 2007.

Liquidity and Capital Resources

At December 31, 2008, Kohlberg Capital had cash and time deposits of $12.4 million, total assets of $522.9 million and stockholders' equity of $250.3 million. The company's net asset value per common share was $11.68. Debt outstanding under a secured credit facility (the "Facility") was $261.7 million, resulting in 196% asset coverage or a debt to equity ratio of 1.05.

As a business development company ("BDC"), we are limited in the amount of leverage we can incur to finance our investment portfolio. We are required to meet a coverage ratio of total assets to total senior securities of at least 200%. For this purpose, senior securities include all borrowings and any preferred stock. As a result, our ability to utilize leverage as a means of financing our portfolio of investments is limited by this asset coverage test. Our asset coverage ratio was below 200% as of December 31, 2008. As of March 12, 2009, our Facility balance was approximately $245 million and our asset coverage ratio was approximately 209%, above the minimum asset coverage level generally required for a BDC by the 1940 Act.

During September 2008, we were notified by the lenders that the liquidity banks providing the underlying funding for the Facility did not intend to renew their liquidity facility to the lenders unless we agreed to certain revised terms for the Facility. As a result, the lenders proposed new terms to us in order to extend additional fundings under the Facility. We viewed such proposed terms as unfavorable and have opted to forego the revolving credit feature of the Facility and to amortize existing borrowings under the Facility. In accordance with the terms of the Facility, all net interest and any principal collected from the assets by which the Facility is secured are used to amortize the Facility through a termination date of September 29, 2010 (the "amortization period"). During the amortization period the interest rate will continue to be based on prevailing commercial paper rates plus 0.85% or, if the commercial paper market is at any time unavailable, prevailing LIBOR rates plus an applicable spread. We believe we have sufficient cash and liquid assets to fund normal operations and dividend distributions. At the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings or we may be required to enter into a new agreement with the lenders providing for continued amortization of the Facility borrowings, or into alternative financing arrangements with another lender.

Under our Facility, we must maintain a leverage ratio covenant of at least one-to-one based on the ratio of the Facility outstanding balance to our most recently reported stockholders' equity balance (determined quarterly in conjunction with the Company's financial reporting filings with the Securities and Exchange Commission) as of the Facility outstanding balance determination date. At year-end, our leverage ratio covenant was met using the December 31, 2008 Facility balance and the latest filed quarterly stockholders' equity balance which, at that time, was as of September 30, 2008. Subsequently, we continued to remain in compliance with our leverage ratio covenant based on current outstanding balances and reported stockholders' equity balances.

The credit facility is non-recourse to the Company and, as of March 12, 2009, is secured by approximately $315 million of assets, primarily senior secured loans, at current estimated fair value. The remaining $200 million of our investment assets are unpledged. Because our debt balance will continue to amortize in future quarters through principal and net interest collections on pledged loans, we expect our leverage ratio to continue to improve.

Valuation of Portfolio Investments

Kohlberg Capital Corporation's Board of Directors are ultimately and solely responsible for determining the fair value of portfolio investments on a quarterly basis in good faith. Duff & Phelps, LLC, an independent valuation firm, provided third party valuation consulting services to the company's Board of Directors which consisted of certain limited procedures that the Company's Board of Directors identified and requested them to perform. Each quarter, the Company's Board of Directors asks Duff & Phelps, LLC to perform the limited procedures on the Company's investment in Katonah Debt Advisors and all the CLO Fund securities. In addition, Duff & Phelps, LLC performs its procedures on all illiquid junior and mezzanine securities such that they are reviewed at least once during a trailing twelve month period. Upon completion of the limited procedures, Duff & Phelps, LLC concluded that the fair value of those investments subjected to the limited procedures did not appear to be unreasonable.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current earnings, primarily from net interest and dividend income generated by its investment portfolio and Katonah Debt Advisors' current earnings without a return of capital or a high reliance on realized capital gains. The Company declared a regular quarterly dividend of $0.27 per share for the quarter ended December 31, 2008. The record date for this dividend was December 31, 2008 and the dividend was paid on January 29, 2009. For the year ended December 31, 2008, the Company's net investment income, inclusive of realized losses for the year, was $1.49 per share and declared dividends for the year of $1.44.

The Company has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

Share Repurchase Plan

In October, the Company's Board of Directors has approved a share repurchase plan. Under this plan, Kohlberg Capital may repurchase up to $5.0 million of its common stock from time to time at the discretion of its senior management, when, in the view of management, the price of the Company's stock does not appropriately reflect its net asset value or future earnings prospects.

Distributable Income

Generally, at least 90% of Kohlberg Capital Corporation's taxable income must be paid as a dividend to shareholders in order to maintain its status as a non-taxable, pass-through entity. The Company's distributable tax earnings and profits are generally its net investment income plus realized gains or losses (as adjusted for tax differences). As a result, the amount of our declared dividends, as evaluated by management and approved by our Board of Directors, is based on our evaluation of both distributable income for tax purposes and GAAP net investment income plus realized gains or losses (which excludes unrealized gains and losses) and may result in a dividend amount that exceeds our distributable tax income but not our GAAP net investment income.

Conference Call and Webcast

Kohlberg Capital will hold a conference call on Monday March 16, 2009 at 4:00 p.m. Eastern Standard Time to discuss its 2008 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 1-888-286-2220. A replay of the call will be available from 7:00 p.m. on March 16, 2009 until 11:59 p.m. Eastern time on March 26, 2009. The dial in number for the replay is 888-203-1112 and the conference ID is 4076562.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available after 7:00 p.m. Eastern time on March 16, 2009 for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP-G

                     KOHLBERG CAPITAL CORPORATION
                            BALANCE SHEETS

                                                As of        As of
                                            December 31,  December 31,
                                                2008          2007
                                            ------------  ------------

 ASSETS
 Investments at fair value:
  Time deposits (cost: 2008 - $12,185,997;
   2007 - $15,674,489)                      $ 12,185,997  $ 15,674,489
  Money market account (cost: 2008 - $10;
   2007 - $20,766)                                    10        20,766
  Debt securities (cost: 2008 -
   $423,859,086; 2007 - $423,439,764)        384,486,111   410,954,082
  CLO fund securities managed by
   non-affiliates (cost: 2008 - $15,590,951;
   2007 - $15,385,580)                         9,099,000     9,900,000
  CLO fund securities managed by affiliate
   (cost: 2008 - $50,785,644; 2007 -
    $20,675,684)                              47,536,236    21,120,000
  Equity securities (cost: 2008 -
   $5,256,660; 2007 - $5,043,950)              4,389,831     4,752,250
  Asset manager affiliates (cost: 2008 -
   $38,948,271; 2007 - $33,469,995)           56,528,088    58,585,360
                                            ------------  ------------
 Total Investments at fair value             514,225,273   521,006,947
 Cash                                            251,412     2,088,770
 Restricted cash                               2,119,991     1,418,868
 Interest and dividends receivable             4,168,599     5,592,637
 Due from affiliates                             390,590       540,773
 Other assets                                  1,716,446     2,493,964
                                            ------------  ------------

 Total assets                               $522,872,311  $533,141,959
                                            ============  ============

 LIABILITIES
 Borrowings                                 $261,691,148  $255,000,000
 Payable for open trades                       1,955,000     5,905,000
 Accounts payable and accrued expenses         3,064,403     6,141,892
 Dividend payable                              5,879,660     7,026,903
                                            ------------  ------------

 Total liabilities                          $272,590,211  $274,073,795
                                            ------------  ------------
 Commitments and contingencies

 STOCKHOLDERS' EQUITY
 Common stock, par value $.01 per share,
  100,000,000 common shares authorized;
  21,776,519 and 21,436,936 common shares
  issued and outstanding at December 31,
  2008 and 18,017,699 issued and
  outstanding at December 31, 2007          $    214,369  $    180,177
 Capital in excess of par value              282,171,860   252,771,715
 Accumulated undistributed (distribution
  in excess of) net investment income            977,904    (1,180,447)
 Accumulated net realized losses                (680,687)           --
 Net unrealized appreciation (depreciation)
  on investments                             (32,401,346)    7,296,719
                                            ------------  ------------

 Total stockholders' equity                 $250,282,100  $259,068,164
                                            ------------  ------------

 Total liabilities and stockholders'
  equity                                    $522,872,311  $533,141,959
                                            ============  ============

 NET ASSET VALUE PER SHARE                  $      11.68  $      14.38
                                            ============  ============

                     KOHLBERG CAPITAL CORPORATION
                       STATEMENTS OF OPERATIONS

                                                         For the Period
                                                          December 11,
                                                              2006
                              For the Year  For the Year   (inception)
                                 Ended         Ended         through
                              December 31,  December 31,  December 31,
                                  2008          2007          2006
                              ------------  ------------  ------------

 Investment Income:
  Interest from investments
   in debt securities         $ 33,386,213  $ 29,606,231  $    572,065
  Interest from cash and time
   deposits                        251,287       552,509       132,841
  Dividends from investments
   in CLO fund securities
   managed by non-affiliates     5,946,736     4,528,021       377,503
  Dividends from investments
   in CLO fund securities
   managed by affiliate          6,624,742     2,532,952        27,700
  Dividends from affiliate
   asset manager                 1,350,000       500,000            --
  Capital structuring service
   fees                          1,653,232       759,301        41,794
                              ------------  ------------  ------------
   Total investment income      49,212,210    38,479,014     1,151,903
                              ------------  ------------  ------------

 Expenses:
  Interest and amortization of
   debt issuance costs          10,925,624     7,229,597            --
  Compensation                   3,940,638     4,104,761       175,186
  Professional fees              1,992,142     2,887,515       371,624
  Insurance                        286,456       174,647        12,821
  Organizational Expenses               --            --        40,000
  Administrative and other       1,361,433     1,323,545        41,647
                              ------------  ------------  ------------
   Total expenses               18,506,293    15,720,065       641,278
                              ------------  ------------  ------------

 Net Investment Income before
  Income Tax Expense            30,705,917    22,758,949       510,625
  Excise taxes                          --            --       (21,162)
                              ------------  ------------  ------------
 Net Investment Income          30,705,917    22,758,949       489,463
 Realized And Unrealized Gains
  (Losses) On Investments:
  Net realized gain (loss)
   from investment
   transactions                   (575,179)      266,317         1,077
  Net change in unrealized
   appreciation (depreciation)
   on:
   Debt securities             (26,887,293)  (12,485,682)           --
   Equity securities              (575,129)     (291,700)           --
   CLO fund securities managed
    by affiliate                (3,693,724)      444,316            --
   CLO fund securities managed
    by non-affiliates           (1,006,371)   (5,485,580)           --
   Affiliate asset manager
    investments                 (7,535,548)   20,935,365     4,180,000
                              ------------  ------------  ------------

   Net realized and unrealized
    appreciation
    (depreciation) on
    investments                (40,273,244)    3,383,036     4,181,077
                              ------------  ------------  ------------

 Net Increase (Decrease) In
  Stockholders' Equity
  Resulting From Operations   $ (9,567,327) $ 26,141,985  $  4,670,540
                              ============  ============  ============

  Net Increase (Decrease) in
   Stockholders' Equity
   Resulting from Operations
   per Common Share--Basic and
   Diluted                    $      (0.47) $       1.45  $       0.26
  Net Investment Income Per
   Common Share--Basic        $       1.51  $       1.27  $       0.03
  Net Investment Income Per
   Common Share--Diluted      $       1.50  $       1.27  $       0.03
  Net Investment Income and
   Net Realized Gains (Losses)
   Per Common Share--Basic    $       1.49  $       1.28  $       0.03
  Net Investment Income and
   Net Realized Gains (Losses)
   Per Common Share--Diluted  $       1.47  $       1.28  $       0.03

  Weighted Average Shares of
   Common Stock Outstanding
   --Basic                      20,276,430    17,977,348    17,946,333
  Weighted Average Shares of
  Common Stock Outstanding
  --Diluted                     20,455,322    17,977,348    17,946,333

CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com